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EXHIBIT 11
OLD KENT FINANCIAL CORPORATION
EARNINGS PER SHARE CALCULATIONS - PRIMARY AND FULLY DILUTED
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                                Three Months Ended September 30  Nine Months Ended September 30
                                       1 9 9 4      1 9 9 3            1 9 9 4        1 9 9 3
P R I M A R Y
NET INCOME......................   $35,504,000  $33,893,000       $102,695,000    $97,418,000

Deduct dividends on
  preferred stock...............       -  0  -      -  0  -            -  0  -        -  0  -

INCOME FOR PRIMARY
 E.P.S. CALCULATION.............   $35,504,000  $33,893,000       $102,695,000    $97,418,000

Average common
 shares outstanding.............    40,583,800   40,513,158         40,330,021     40,489,189

Common stock equivalents........       265,759      249,749            247,451        255,213

SHARES FOR PRIMARY
 E.P.S. CALCULATION.............    40,849,559   40,762,907         40,577,472     40,744,402

PRIMARY E.P.S...................         $0.87        $0.83              $2.53          $2.39

F U L L Y  D I L U T E D
NET INCOME......................   $35,504,000  $33,893,000       $102,695,000    $97,418,000

Add back interest on convertible
  debt (net of income tax)......             0            0                  0              0

INCOME FOR FULLY DILUTED
 E.P.S. CALCULATION.............   $35,504,000  $33,893,000       $102,695,000    $97,418,000

Average common
 shares outstanding.............    40,583,800   40,513,158         40,330,021     40,489,189

Common stock equivalents........       265,759      249,749            247,451        255,213

Additional common shares
  issuable to debt holders......             0            0                  0              0

SHARES FOR FULLY DILUTED
 E.P.S. CALCULATION.............    40,849,559   40,762,907         40,577,472     40,744,402

FULLY DILUTED E.P.S.............         $0.87        $0.83              $2.53          $2.39
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